Exhibit 10.6

EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT, entered into and effective as of the 15th day of September, 2007 (the "Effective Date") by and between GLOBAL TREK XPLORATION, INC., a California corporation having its principal place of business at 117 West 9th Street, Suite Number 1214, Los Angeles, CA 90015 (hereinafter referred to as "LICENSOR") and MY ATHLETE LLC, a Delaware limited liability company having a principal place of business at 31 Flat Rock Drive, Easton, CT 06612 (hereinafter referred to as "LICENSEE");

RECITALS

WHEREAS, LICENSOR is the owner of all right, title and interest to the Licensed Patent Rights (as defined below), has the right to grant the licenses contained herein and desires to grant an exclusive license to LICENSOR to make, have made, use, sell and offer for sale Licensed Products (as defined below) in the Territory (as defined below) on the terms and conditions set forth in this License Agreement; and

WHEREAS, LICENSEE desires to obtain from LICENSOR a license to make, have made, use, sell and offer for sale  Licensed Products (as hereinafter defined) under the Licensed Patent Rights (as hereinafter defined) in the Territory (as hereinafter defined);
NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, promises and agreements set forth herein, LICENSOR and LICENSEE hereby mutually agree as follows:

ARTICLE I - GENERAL

1.01     All capitalized terms used in this Agreement (other than the names of parties and Article headings) shall have the meanings established for such terms herein.

1.02     The Schedules attached to this License Agreement are hereby incorporated into and made a part of this License Agreement.

ARTICLE II - DEFINITIONS

2.01     "Channel of Trade" shall mean:  non-motorized sports, including without limitation non-motorized athletic activity, non-motorized sports competitions and training for non-motorized sports competitions.

2.02     "Licensed Patent Rights" shall mean the United States patents and United States patent applications and foreign patents and foreign patent applications in the Field (as defined below) owned and/or controlled by LICENSOR, including those set forth in Schedule 2.02 hereto, and all United States and foreign pending or issued divisions, continuations, continuations-in-part, reexaminations, reissues and extensions thereof covering the same or similar subject matter, together with all improvements, modifications, upgrades and enhancements.  The parties herby agree that improvements to the Licensed Patent Rights shall include the biometrics technology.

2.03     "Licensed Products" shall mean: any product utilizing the Licensed Patent Rights.

2.04     "Territory" shall mean the world.

2.05     An "Affiliate" of LICENSOR or LICENSEE respectively shall mean any corporation, partnership, individual or other entity which directly or indirectly controls, is controlled by, or is under common control with, that party.

2.06     The “Effective Date” shall mean September 15, 2007.

2.07     The “Term” shall mean the period commencing on the date the LICENSEE places its first production order for Licensed Products with LICENSOR and ending on the date five (5) years after said first production order is placed unless extended in accordance with Article VII of this License Agreement.

2.08     The “Letter of Intent” is the document entitled “Binding Letter of Intent” signed by LICENSOR and LICENSEE a copy of which is attached hereto as Schedule 2.08.

2.09     The “Field” shall mean GPS position determination and transmission of said location determination data to a central monitoring station which disseminates the data through software, wireless communications, land based wire systems and/or the internet.

ARTICLE III - LICENSE GRANT

3.01     Subject to all of the terms and provisions of this Agreement, LICENSOR grants to LICENSEE and its Affiliates an exclusive license to make, have made, use, sell and offer for sale Licensed Products in the Channel of Trade in the Territory.

3.02     Notwithstanding any provision herein to the contrary, LICENSOR shall not grant to any third party nor shall LICENSOR utilize itself the Licensed Patent Rights in the Channel of Trade during the Term and any extended Term of this License Agreement.

ARTICLE IV – CONSIDERATION, ROYALTIES AND REPORTS

4.01     In consideration for the license granted to LICENSEE hereunder, LICENSEE and LICENSOR respectively shall each provide the consideration as set forth in Schedule 4.01 of this License Agreement.

4.02     LICENSOR and LICENSEE agree that the consideration for the license granted hereunder have been negotiated at arms length and that both parties consider the consideration received by both parties to be fair and reasonable.

4.03     During the term of this Agreement, LICENSOR shall, and shall cause any of its Affiliates to, maintain complete and accurate records of all fees due to LICENSOR under this License Agreement.  LICENSOR shall deliver to LICENSEE within ten (10) days after the last day of each month that this License Agreement is in effect, a true and accurate written report, certified as true and correct by an officer of LICENSOR, setting forth the gross dollar amounts received by LICENSOR and Affiliates of LICENSOR for each category of fee due to LICENSEE as set forth in Schedule 4.01 of this License Agreement; and the calculation of the amounts paid and/or due to LICENSEE from LICENSOR.

4.04     Simultaneously with providing the report required in Section 4.03, to the extent such amounts have not already been paid to LICENSEE, LICENSOR shall pay to LICENSEE in United States Dollars the entire amount due to LICENSEE for the month on account of which such report is made and submitted.

4.05     LICENSEE shall have the right, at its own expense, to request an audit of any quarterly period ending not more than three (3) years prior to the date of such request, and to appoint an independent accountant to perform such audit.  The independent accountant appointed by LICENSEE shall have access to the business records of LICENSOR and Affiliates of LICENSOR which are necessary or appropriate to verify the amounts payable to LICENSEE pursuant to this Agreement.  The independent accountant shall keep confidential information received from LICENSOR or its Affiliates, except for information necessary for disclosure to LICENSEE to report on the accuracy of LICENSOR's reports.  In the event that a deficiency of three percent (3%) or more is discovered between the actual payment due to LICENSEE and the amount of the payment specified in the written report submitted by LICENSOR to LICENSEE pursuant to Section 4.03, LICENSOR shall bear the costs of the audit conducted by LICENSEE.

4.06     All payments of amounts due to LICENSEE pursuant to any of the provisions of this Agreement shall be made to LICENSEE by wire transfer at the principal place of business of LICENSEE as specified in or pursuant to the provisions of Article XIII of this Agreement.

4.07     No amounts due hereunder shall be withheld by LICENSOR or Affiliates of LICENSOR, whether due to a claim of set-off or any other claim by LICENSOR of any amount due to LICENSOR from LICENSEE.

ARTICLE V - REPRESENTATIONS AND WARRANTIES

5.01     LICENSOR represents and warrants that it has the full authority to grant to LICENSEE the rights with respect to the Licensed Patent Rights in accordance with the provisions of this License Agreement and that is has secured the necessary assignments, consents and approvals from the inventors of the Licensed Patent Rights necessary to enter into this License Agreement and to grant to LICENSEE the rights so granted hereunder.

5.02     LICENSOR represents and warrants to LICENSEE that the devices sold to licensee hereunder shall be of merchantable quality and fit for their intended purpose.

5.03     LICENSOR represents and warrants to LICENSEE:

(a)     that the Licensed Patent Rights are valid and enforceable and that LICENSOR shall pay all necessary maintenance fees and prosecute diligently all currently filed corresponding U.S. and foreign patent applications encompassing the Licensed Patent Rights until issue or final rejection;

(b)     that the devices utilizing the Licensed Patent Rights sold by LICENSOR to LICENSEE under this License Agreement are and will be free from infringement of patents of third persons;

(c)     LICENSOR shall furnish to LICENSEE technical or manufacturing information concerning the practice of the Licensed Patent Rights and improvements to the Licensed Patent Rights developed by LICENSOR;

(d)     LICENSOR shall provide such technical assistance to LICENSEE sufficient to enable LICENSEE to practice optimally the Licensed Patent Rights;

(e)     LICENSOR shall promptly notify LICENSEE of the issuance of any patents encompassing the Licensed Patent Rights or and shall notify LICENSEE of any improvements thereto; and

(f)     LICENSOR shall consult with LICENSEE concerning the wisdom of (i) pursuing pending patent applications, (ii) maintaining patents in force through the payment of maintenance fees and (iii) filing additional patent applications and the parties shall attempt to reach a joint decision on the foregoing matters, provided however, that if LICENSOR elects not to maintain or pursue patent protection on any of the Licensed Patent Rights then LICENSEE shall have the option to pursue such Licensed Patent Rights in its own name and at is sole expense with LICENSEE providing reasonable cooperation in support of LICENSOR’s efforts.

5.04     LICENSEE represents and warrants that it has the full authority to enter into this License Agreement and, where applicable, has obtained all necessary approvals to enter into the undertakings contained herein.

ARTICLE VI - TRANSFERABILITY OF RIGHTS AND OBLIGATIONS

6.01     LICENSOR and LICENSEE may assign their respective rights and obligations under this License Agreement only upon a writing signed by the other party consenting to such assignment, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing sentence, in the event of a sale of substantially all of the assets of a party, the other party's consent to assignment will not be withheld, except based on a reasonable basis to conclude that the party to which this Agreement will be assigned lacks the capacity to fulfill the obligations and undertakings of the party seeking to assign this License Agreement.  Any attempt to transfer, assign or sublicense which is not in accordance with the terms of this License Agreement shall be void ab initio.

6.02     The provisions of this Agreement shall be binding upon and inure to the benefit of all successors and permitted assigns of the parties hereto.

ARTICLE VII – EXTENSION OF TERM; TERMINATION FOR BREACH

7.01     The Term of this License Agreement shall automatically renew for an additional five (5) year term upon LICENSEE’s purchase of the number of devices in accordance with paragraph 3 of Schedule 4.01 to this License Agreement.

7.02     Prior to the expiration of the Term of this Agreement, either party may, at its option, terminate this Agreement and the license granted hereunder upon prior written notice to the other party if that party fails to pay within fifteen (15) days of the due date any amount required to be paid hereunder or if the other party breaches any of the other covenants or provisions of this Agreement.  Notwithstanding the foregoing, unless the breach is not capable of being cured, the breaching party shall have fifteen (15) days from receipt of notice to pay such overdue amount in full or to cure such other breach and thereby avoid termination under this Section.  If:  (1) the breach is not capable of being cured; (2) the overdue amount is not paid with interest at the rate of one percent (1%) per month (but not to exceed the maximum amount of interest permitted by applicable law) from the date due to the date paid; or (3) such other breach is not cured within fifteen (15) days, then this Agreement and all licenses granted hereby will terminate immediately and automatically without any further notice or action on the part of the non-breaching party.  In the event that the interest rate specified in this Section exceeds the maximum rate of interest permitted by applicable law, such rate shall in such instance be reduced to the maximum permitted rate.

7.03     In the event that LICENSOR shall become insolvent; be declared bankrupt; voluntarily file or have filed against it a petition for bankruptcy or reorganization; unless such petition is dismissed within ninety (90) days of filing; enter into an arrangement for the benefit of creditors; enter into a procedure of winding up to dissolution; or should a trustee or receiver be appointed for its respective business assets or operations, LICENSEE shall be deemed to have a fully paid up exclusive license to the Licensed Patent Rights in the Channel of Trade in the Territory without the requirement of any further payment or action on the part of LICENSEE.  Notwithstanding this Section 7.03, it is acknowledged and agreed that in the event of insolvency, if it so elects, LICENSOR shall be given ninety (90) days to undertake a reorganization and, so long as LICENSEE’s rights and obligations under this License Agreement are not affected by said reorganization, the terms and provisions of this License Agreement shall remain in full force and effect.

7.04     Except as otherwise specifically provided herein, expiration or termination of this Agreement and of the license granted hereby for any reason shall be without prejudice to:

(a)     the right of LICENSOR and LICENSEE to receive all payments accrued and unpaid as of the effective date of such termination or to receive any payments or other amounts which may accrue after the date of termination; and

(b)     any other rights, remedies or obligations which LICENSOR or LICENSEE may then or thereafter have under this Agreement or otherwise.

7.05     Termination of this Agreement is without prejudice to either party to avail itself of all remedies available in law and equity that are not inconsistent with the provisions of this License Agreement.

7.06     The provisions of Sections 7.03 and Section 7.05 shall survive termination or expiration of this Agreement.

ARTICLE VIII - THIRD-PARTY INFRINGEMENT

8.01     LICENSEE shall promptly notify LICENSOR after becoming aware of any third-party infringement of the License Patent Rights hereunder.  After allowing for a reasonable time to determine that infringement of the Licensed Patent Rights is occurring, LICENSOR shall take all necessary steps to remedy the infringement, including the institution of litigation if necessary.

8.02     LICENSOR shall have the sole right to institute and control the prosecution of a suit or to take any other action for infringement of any of the Licensed Patent Rights.  LICENSEE agrees to take no action with respect to any third-party infringement of Licensed Patent Rights unless expressly authorized to do so in writing by LICENSOR.  LICENSEE agrees to, and to cause each of the Affiliates of LICENSEE to, cooperate with LICENSOR in all respects, to make employees of LICENSEE and any Affiliate of LICENSEE available to testify, to make available any records, papers, information, specimens and the like, and to join in any such suit as a voluntary plaintiff, upon LICENSOR's request.  Any recovery or settlement obtained as a result of such suit or other action shall be retained by LICENSOR for its own use and benefit, and LICENSEE shall have no rights whatsoever in any such recovery or settlement, however, LICENSOR agrees to provide reasonable compensation to LICENSEE and/or its Affiliates for costs incurred by LICENSEE and/or its Affiliates for making employees available to testify and/or making available any documentary evidence.   No settlement or termination of litigation shall be entered into by LICENSOR that conflicts with the rights granted to LICENSEE under this License Agreement.

8.03     Neither LICENSEE nor LICENSOR shall foster or encourage any infringement of the Licensed Patent Rights by any third-party.  If either party or any of either party’s Affiliates shall engage in such conduct, the other party shall have the right to deem such conduct a material breach of this Agreement, which breach shall be a basis of termination of this Agreement.

ARTICLE IX - MARKINGS

9.01     LICENSEE agrees to, and to cause Affiliates of LICENSEE to, mark in a conspicuous location all Licensed Products and/or the containers or packaging for any Licensed Product sold by LICENSEE or any Affiliate of LICENSEE with the word "Patent" or "Patents" and the number or numbers of the Licensed Patent Rights applicable thereto and with such additional legends, markings and notices as may be required by any law or regulation of any jurisdiction in the Territory.  LICENSEE and any Affiliate of LICENSEE shall mark any Licensed Products (and/or the containers or packaging therefor) using a process covered by any patent included in the Licensed Patent Rights with the number of each such patent and, with respect to Licensed Patent Rights, to respond to any request for disclosure under 35 U.S.C. § 287(b)(4)(B) by only notifying LICENSOR of the request for disclosure and the identity of the person or entity making such request for disclosure.  In lieu of marking with a specific patent number, at its option LICENSEE may comply with its obligations under this Section 9.01 by using the legend “Sold Under License from Global Trek Xploration, Inc.”

ARTICLE X - INTEGRATION; AMENDMENT

10.01   This Agreement represents the entire understanding between the parties, and supersedes all prior or contemporaneous discussions, proposals, negotiations, understandings and other agreements, express or implied, between LICENSOR and LICENSEE with respect to the subject matter of this Agreement, and there are no representations, promises, conditions, provisions or terms, whether written or oral, with respect thereto, other than those specifically set forth in this Agreement.

10.02  No provision in this Agreement may be amended, altered, modified, discharged or terminated, except by a writing signed by a duly authorized representative of LICENSOR and LICENSEE.

ARTICLE XI - INDEMNIFICATION

11.01  LICENSEE and Affiliates of LICENSEE shall jointly and severally defend, indemnify and hold harmless LICENSOR and the Affiliates of LICENSOR, and the officers, agents and employees of LICENSOR and its Affiliates, (collectively the "Indemnified Parties") from and against any and all liabilities, damages, losses, claims, suits, proceedings, demands, recovery, costs and expenses (including, without limitation, the fees and expenses of counsel, litigation expenses, and court costs) which arise out of or relate to, any breach by LICENSEE or any Affiliate of LICENSEE of any representation, warranty or covenant set forth in this Agreement.

11.02  LICENSOR and Affiliates of LICENSOR shall jointly and severally defend, indemnify and hold harmless LICENSEE and the Affiliates of LICENSEE, and the officers, agents and employees of LICENSEE and its Affiliates, (collectively the "Indemnified Parties") from and against any and all liabilities, damages, losses, claims, suits, proceedings, demands, recovery, costs and expenses (including, without limitation, the fees and expenses of counsel, litigation expenses, and court costs) which arise out of or relate to, any breach by LICENSOR or any Affiliate of LICENSOR of any representation, warranty or covenant set forth in this Agreement.

11.03  The indemnity and insurance obligations under this Agreement shall survive the termination or expiration of this Agreement and of the licenses granted pursuant to this Agreement in order to indemnify and hold harmless the Indemnified Parties (as defined in Sections 11.01 and 11.02) with respect to any claims for which the Indemnified Parties are entitled to indemnification, irrespective of whether any such claim arose prior or subsequent to the effective date of termination or expiration.

ARTICLE XII - PRESS RELEASES AND PUBLICITY

12.01  The financial terms of this Agreement are strictly confidential and neither LICENSOR nor LICENSEE shall issue a press release or public announcement concerning, or otherwise disclose, the financial terms of this Agreement without the prior specific written consent of the other party and approval of the language of the press release or public announcement.  Notwithstanding the foregoing, LICENSOR and/or LICENSEE may disclose in a press release, to potential licensees, or otherwise, the fact that this Agreement has been executed and entered into on mutually agreeable terms without disclosing the amount of the payments or any of the other specific financial terms of this Agreement.

12.02  Notwithstanding Section 12.01, LICENSOR or LICENSEE may disclose the terms of this Agreement in response to:  (a) an order from a court or governmental agency; (b) in response to a request by a party in litigation, provided an appropriate protective order has been entered; or (c) if such disclosure is necessary to comply with any other laws or regulations applicable to LICENSOR or LICENSEE.

ARTICLE XIII - NOTICES

13.01   It will be a sufficient giving of any notice, request, report, statement, disclosure, or other communication hereunder, to LICENSOR or to LICENSEE, if the party giving it deposits a copy thereof in a post office in a registered or certified envelope, postage prepaid, or with overnight courier, prepaid, receipt requested, addressed to the other party at its address set forth below or at any other address the other party may hereafter designate in writing in accordance with the provisions hereof.  Unless otherwise specified in this Agreement or otherwise designated in writing, payments to be made pursuant to any of the provisions of this Agreement will be transmitted to the address to which notice is to be given hereunder, or wired to the bank account of LICENSOR as requested by LICENSOR.  The respective addresses for the parties are:

If to LICENSEE:                                    My Athlete LLC
31 Flat Rock Drive
Easton, CT 06612

Attention:  John Brennan, President

If to LICENSOR:                                   Global Trek Xploration, Inc.
117 West 9th Street, Suite Number 1214
 Los Angeles, CA 90015

Attention:  President

Notice to a party shall be deemed notice to each Affiliate of that party for all purposes, and neither party shall be required to give any separate notice to any Affiliate.

ARTICLE XIV - APPLICABLE LAW AND JURISDICTION

14.01  All matters affecting the interpretation validity and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflict of law principles.

14.02  The United States District Court for the District of California, if a basis for Federal court jurisdiction is present, and otherwise a state court of the State of California, shall have exclusive jurisdiction and venue over any dispute arising under or relating to this Agreement, and LICENSEE and the Affiliates of LICENSEE consent to the jurisdiction and venue of such courts.  Each of LICENSOR and LICENSEE and Affiliates of LICENSEE submits to personal jurisdiction and venue in the State of California in any action or proceeding arising under or relating to this Agreement and hereby agrees not to assert by way of pleading, motion or otherwise in any such suit, action or proceeding, that such party is not personally subject to the jurisdiction of any such court and such action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement may not be enforced in or by such court.  In furtherance of such submission to jurisdiction, each of LICENSOR and LICENSEE and Affiliates of LICENSEE hereby agrees that, without in any manner limiting or restricting other methods of obtaining personal jurisdiction over such party, personal jurisdiction over LICENSOR or LICENSEE in any action or proceeding arising out of or relating to this Agreement may be obtained over such party within or without the jurisdiction of any court located in the State of California (including a United States Federal District Court in such state) and that any process, notice of motion, or other application to any court in connection with any such action or proceeding may be served upon such party by registered or certified mail to, or by personal service upon such party at the last address of such party as specified in, or in accordance with the provisions of, Article XIII of this Agreement.

Each of the Affiliates of LICENSEE shall be bound by the provisions of this Section 14.02.

14.03  In any action commenced to enforce this Agreement or as a result of a breach of this Agreement, the prevailing party in such action shall be entitled to recover the cost of such action, including attorneys' fees, incurred as a result of the action to enforce and/or remedy the breach of this Agreement.

ARTICLE XV - MISCELLANEOUS

15.01  (a)           If any provision of this Agreement or the application of any provision of this agreement to any person or under any circumstance shall be held to be invalid, unenforceable or in conflict with the law of any jurisdiction, the validity and enforceability of the remaining provisions and the application thereof to any another person or under any other circumstance shall not be affected by such holding.

(b)           Any provision of this Agreement which is held to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability.

15.02  The waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default by the other party, shall not be construed to be a continuing waiver of such provision or of any succeeding breach or default, or a waiver of any other provision of this Agreement.

15.03   Nothing contained in this Agreement shall be construed to constitute or imply a joint venture, partnership, or principal-agent relationship between LICENSOR and LICENSEE.  Neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.  Neither LICENSEE, nor any Affiliate of LICENSEE, nor any of the employees of LICENSEE or of any Affiliate of LICENSEE shall in any manner be deemed an employee or an agent of LICENSOR for any purpose whatsoever.

15.04  The provisions of this Agreement are solely for the benefit of LICENSOR and LICENSEE, their authorized Affiliates, and their permitted successors and assigns (as defined herein), and no such provision shall be construed or applied to confer any rights or benefits on any other person.

15.05  This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.  Both parties hereto may sign the same counterpart or each party hereto may sign a separate counterpart of this Agreement.

15.06  Article, section and paragraph headings in this Agreement are for reference purposes only and shall not in any way affect the construction or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

[Signature Page Follows]

LICENSOR	LICENSEE
GLOBAL TREK XPLORATION, INC.	MY ATHLETE LLC

By ___________________________________	By ___________________________________
Title __________________________________	Title __________________________________

Dated _________________________________	Dated _________________________________

Witness _______________________________	Witness _______________________________

SCHEDULE 2.02 - ISSUED PATENTS AND PATENT APPLICATIONS

ISSUED U.S. PATENTS

.           U.S. Patent No. 6,788,200 entitled “Footwear with GPS”

U.S. PATENT APPLICATIONS

U.S. Patent Application No. 10/274,730
U.S. Patent Application No. 11/494,751
U.S. Patent Application No. 11/506,175
U.S. Patent Application No. 11/516,805
U.S. Patent Application No. 11/517,603
U.S. Patent Application No. 11/348,292

FOREIGN PATENT APPLICATIONS

[NONE AT THIS TIME]

SCHEDULE 2.08 – COPY OF LETTER OF INTENT

SCHEDULE 4.01 – CONSIDERATION AND ECONOMIC TERMS

1.           Sections 8(a) and 8(c) of the Letter of Intent are hereby incorporated into and made a part of this License Agreement.  Any sections of the Letter of Intent not specifically referenced in the foregoing sentence of this Schedule 4.01 are hereby superseded by the terms of this License Agreement and of no force and effect.

2.           On or before October 1, 2007, LICENSEE shall exercise its warrants to purchase Two Hundred Fifty Thousand (250,000) shares of LICENSOR’s common stock at Thirty Six Cents ($0.36) per share and pay the full purchase price agreed upon for such warrants which is the total amount of Ninety Thousand Dollars ($90,000.00).  On or before November 15, 2007, LICENSEE shall exercise its warrants to purchase an additional Two Hundred Fifty Thousand (250,000) shares of LICENSOR’s common stock at Thirty Six Cents ($0.36) per share and pay the full purchase price agreed upon for such warrants which is the total amount of Ninety Thousand Dollars ($90,000.00).

3.           During the Term of this License Agreement, LICENSEE agrees to purchase devices incorporating the Licensed Patent Rights from LICENSOR only; provided LICENSOR is capable of meeting LICENSEE’s demand for said devices.  In the event LICENSOR is for any reason incapable of meeting LICENSEE’s demand for said devices, or the devices are defective, LICENSEE shall have the right to source devices from an alternative supplier and LICENSOR shall provide reasonable cooperation to LICENSEE in obtaining an alternative source of supply.  The number of devices to be purchased by LICENSEE are as follows:

Year 1:                      Five Thousand (5,000) Devices
Year 2:                      Seven Thousand Five Hundred (7,500) Devices
Year 3:                      Eight Thousand Two Hundred Fifty (8,250) Devices
Year 4:                      Nine Thousand Seventy Five (9,075) Devices
Year 5:                      Nine Thousand Nine Hundred Eighty Two (9,982) Devices

4.           LICENSOR shall supply the devices incorporating the Licensed Patent Rights to LICENSEE at LICENSOR’s cost, excluding general administrative and overhead, plus  Ten percent (10%).  LICENSOR shall adjust its price to LICENSEE to reflect the most favorable terms given to any other licensee of the Licensed Patent Rights in any other Channel of Trade.

5.           During the Term of this License Agreement, LICENSOR shall pay LICENSEE the following percentages of the gross fees collected from customers of LICENSEE as follows.

LICENSOR will collect all of the following fees in subparagraphs (a) through (c) below charged to customers of LICENSEE.  However, from said collection, the following formulas shall apply:

(a)           LICENSOR’s Basic Cellular Connection Charge:  LICENSEE shall receive ten percent (10%) of the gross fees collected from LICENSEE’s customers in connection to LICENSOR’s “Basic” cellular connection charges.

(b)           LICENSOR’s Advanced Cellular Connection Charge: LICENSEE shall receive fifteen percent (15%) of the gross fees collected from LICENSEE’s customers in connection to LICENSOR’s “Advanced” cellular connection charges.

(c)           Premium Cellular Connection Charge: LICENSEE shall receive ninety five percent (95%) of the gross fees above either the Basic or Advanced Cellular Connection Charge collected from LICENSEE’s customers in connection to “Premium” cellular connection charges in consideration for features originated by LICENSEE and agreed to by LICENSOR in the Premium Connection plan.

(d)           The foregoing fees will be collected by LICENSOR and paid to LICENSEE within (thirty) 30 days of collection by LICENSOR or at the time of collection once an automated system is in place.  LICENSOR shall provide reports of all such fees collected in accordance with Section 4.03 of this License Agreement.

6.          During the Term of this License Agreement, within thirty (30) days of payment to LICENSEE by credit card companies, LICENSEE shall pay to LICENSOR ten percent (10%) of the gross fees collected by LICENSEE for rental of Licensed Products provided by LICENSEE.